Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to Registration Statement on Form S-1 of CNS Response, Inc. to be filed on or about March 21, 2011 of our report dated December 20, 2010 relating to the consolidated financial statements of CNS Response, Inc. and its subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-K of CNS Response, Inc. for the two-year period ended September 30, 2010.

/s/Cacciamatta Accountancy Corporation
CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California
March 21, 2011